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Freeport-McMoRan Copper & Gold Inc.
Announces Redemption of its 8.25% Senior Notes due 2015

PHOENIX, AZ, February 24, 2011 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has issued a notice to redeem all of its outstanding 8.25% Senior Notes due 2015 (“Notes”) on April 1, 2011.  Approximately $1.1 billion aggregate principal amount of Notes is currently outstanding.

Holders of record will receive 104.125 percent of the principal amount together with accrued and unpaid interest from October 1, 2010 to the redemption date.  The Notes bear interest at 8.25% per annum.  The annual interest cost savings would average approximately $90 million per annum.  FCX expects to record an approximate $49 million charge to net income in the second quarter of 2011 in connection with the redemption.  The Bank of New York Mellon Trust Company, N.A., as trustee, has distributed to the registered note holder written notice of the terms of the redemption.

At December 31, 2010, FCX had $4.8 billion in total debt and consolidated cash of $3.7 billion.  Following the redemption of the Notes, FCX’s total debt would approximate $3.7 billion.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at www.fcx.com.

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